Exhibit 99.1

CorMedix Inc. Announces Decision to Initiate
Neutrolin Phase 3 Clinical Study

--Strategic Process Now Focused On Identifying Product Development & Commercialization Partners
--Seeking Successor CEO to Drive Clinical Development
--To Report Second Quarter 2015 Results

--Company to Host Second Quarter Conference Call at 9:00 a.m. EDT, August 7, 2015

Bedminster, N.J., July 17, 2015 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal and infectious disease, announced today an update to its previously announced strategic transaction process and that it expects to initiate its first Phase 3 study for its lead product Neutrolin® in the fourth quarter, 2015.

The Phase 3 clinical trial is designed to be a U.S. multi-center, randomized, controlled study comparing Neutrolin to heparin in an estimated 633 patients in hemodialysis being monitored for catheter related bloodstream infections (CRBSI). Dr. Michael Allon, Professor, Department of Medicine, Division of Nephrology, University of Alabama, Birmingham will serve as the Study Chair.

“Our discussions with the FDA and key opinion leaders have made clear that relatively high rates of infection continue to occur in hemodialysis, ICU/CCU and oncology patients who require central venous catheters. Our research and available data indicate that Neutrolin® may be able to address this problem, and we are pleased to advance this important clinical study,” said Antony Pfaffle M.D., Chief Scientific Officer.

As part of its previously announced strategic transaction process, the Company has engaged in a robust process with its financial advisor Evercore Partners.  As a result, the Company announces that while the Company moves forward with the announced clinical trial it expects to continue to pursue product development and commercialization opportunities, rather than pursuing a possible sale of the company today.

In addition, the Board of Directors of the Company announces it will seek a successor to Randy Milby as Chief Executive Officer. The Company will begin an executive search immediately for a senior executive with experience in managing clinical development programs; Mr. Milby will continue to serve as CEO during the interim period and has agreed to remain as a member of the Board of Directors.

“Randy has been instrumental in advancing the financial, clinical and manufacturing position of CorMedix, and we are pleased he will continue as a member of the Board of Directors,” said Cora M. Tellez, Chair of the Board of Directors. “Under Randy’s leadership, our lead product Neutrolin was granted the CE Mark in the European Union, QIDP and fast track status by the FDA, and with our greatly improved financial position, we can move forward with our planned US Phase 3 study.  We are focused on building on this strong position, and we will seek a CEO with the clinical expertise to lead CorMedix through the product development and regulatory approval process.”

CorMedix Second Quarter 2015 Conference Call

The company announced that it will report second quarter 2015 financial results on August 7.  Randy Milby, Chief Executive Officer of CorMedix, will host an investor conference call on Friday, August 7 at 9:00 a.m. EDT.

In order to participate in the conference call, please call 1-877-407-8031 (U.S.), 1-201-689-8031 (outside the U.S.). All participants who dial in will need to give the operator first and last name, company name and phone number. Reference: CorMedix. A replay of this call will be available at (U.S.):1-877-660-6853 (International): 1-201-612-7415 Conference ID #: 13614332.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs, including with respect to the planned Phase 3 clinical trial and the search for a new CEO, should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of  the planned Phase 3 trials for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; the challenges in identifying and recruiting qualified CEO candidates and retaining other senior management; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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